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                                  EXHIBIT 99.3

                           MEDICUS SYSTEMS CORPORATION

                    1996 C.E.O. REPLACEMENT STOCK OPTION PLAN


        The purpose of the 1996 C.E.O. Replacement Stock Option Plan (the "Replacement Plan") is to benefit the Company through the maintenance and development of management by offering certain present and future executive and key personnel a favorable opportunity to become stockholders in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company. Options granted under the Replacement Plan are intended not to qualify as "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be construed so as to carry out that intention.

               1. Administration. The Replacement Plan shall be administered by a committee (the "Committee") of the Board of Directors composed of no fewer than two "disinterested" "outside" directors designated by the Board of Directors. For purposes of the Replacement Plan, (a) "disinterested" directors shall include directors who meet the tests for "disinterested administration" of the Replacement Plan under the rules and regulations adopted by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 and (b) "outside" directors shall include directors who meet the tests for "outside director" under the regulations adopted by the Internal Revenue Service relating to Section 162 of the Code, including all of the transition rules thereunder. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be the acts of the Committee. This Replacement Plan is intended to qualify for exemption from
Section 16(b) of the Securities Exchange Act of 1934 and to qualify as performance-based compensation under Section 162 of the Code and shall be interpreted in such a way as to result in such qualification.

               Subject to the provisions of the Replacement Plan, the Committee shall have full and final authority, in its absolute discretion, (a) to determine the persons to be granted options under the Replacement Plan, (b) to determine the number of shares subject to each option, (c) to determine the time or times at which options will be granted, (d) to determine the option price of the shares subject to each option, which price shall not be less than the minimum specified in Section 4 of the Replacement Plan, (e) to determine the time or times when each option becomes exercisable and the duration of the exercise period, (f) to prescribe the form or forms of the agreements evidencing any options granted under the Replacement Plan (which forms shall be consistent with the Replacement Plan), (g) to adopt, amend and rescind such rules and regulations as, in the Committee's opinion, may be advisable in the administration of the Replacement Plan, and (h) to construe and interpret the Replacement Plan, the rules and regulations and the agreements evidencing options granted under the Replacement Plan and to make all other determinations deemed necessary or advisable for the administration of the Replacement Plan.


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Any decision made or action taken in good faith by the Committee in connection with the administration, interpretation, and implementation of the Replacement Plan and of its rules and regulations shall, to the extent permitted by law, be conclusive and binding upon all optionees under the Replacement Plan and upon any person claiming under or through such an optionee, and no director of the Company shall be liable for any such decision made or action taken by the Committee.

               2. Eligibility. Options shall be granted only to key employees and directors (other than members of the Committee) of the Company.

               3. Granting of Options.

                        a. The Committee may grant options under which a total of not more than 400,000 shares of the Common Stock of the Company may be purchased, subject to adjustment as provided in paragraph 9. Since the Replacement Plan is being adopted principally to be used for the Chief Executive Officer, options to purchase up to 400,000 shares of the Common Stock of the Company may be granted to the Chief Executive Officer but options (including options made available by cancellation, lapse, or otherwise) shall not be granted to the same individual to purchase more than 400,000 shares hereunder. This Replacement Plan replaces the 1996 C.E.O. Plan of the Company's predecessor, Managed Care Solutions, Inc., formerly known as Medicus Systems Corporation, which predecessor C.E.O. Plan and the options to purchase 350,000 shares granted thereunder are being terminated on the date of the adoption of the Replacement Plan and new options under the Replacement Plan are being granted to purchase the same number of shares as were subject to option under the terminated C.E.O. Plan. If the 350,000 options granted to the Chief Executive Officer under the predecessor C.E.O. Plan and canceled and replaced with options granted under the Replacement Plan are deemed to have been granted pursuant to the Replacement Plan, options to purchase no more than 750,000 shares of the common stock of the Company (the 350,000 canceled options plus the 400,000 available under the Replacement Plan) shall be deemed to be available to be granted to the Chief Executive Officer hereunder.

                        b. No options shall be granted under the Replacement Plan after March 12, 2006. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

                        c. Nothing contained in the Replacement Plan or in any option granted pursuant thereto shall confer upon any optionee any right to be continued in the employment of the Company, or interfere in any way with the right of the Company to terminate his employment at any time.

               4. Option Price. The option price shall be determined by the Committee and, subject to the provisions of paragraph 9, shall be not less than the fair market value, at the time

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the option is granted, of the stock subject to the option.

               5. Duration of Options, Increments and Extensions.

                        a. Subject to the provisions of paragraph 7, each option shall be for such term of not more than ten years as shall be determined by the Committee at the date of the grant. Each option shall become exercisable in such installments, at such time or times, and may be subject to such conditions, including conditions based upon the performance of the Company, as the Committee may in its discretion determine at the date of grant.

                        b. The Committee may in its discretion (i) accelerate the exercisability of any option or (ii) at any time before the expiration or termination of an option previously granted, extend the terms of such option (including options held by officers) for such additional period as the Committee, in its discretion, shall determine, except that the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, shall never exceed ten years.

                6. Exercise of Option.

                      a. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased in cash or by check, except that the Committee may permit the purchase price for the shares to be paid, all or in part, by the delivery to the Company of other shares of Common Stock of the Company in such circumstances and manner as it may specify. For this purpose, the per share value of the Company's Common Stock shall be the fair market value at the close of business on the date preceding the exercise date.

                      b. At the time of exercise of any option, the Committee may, if it shall determine it necessary or desirable for any reason, require the optionee (or his heirs, legatees, or legal representative, as the case may be) as a condition upon the exercise, to deliver to the Company a written representation of present intention to purchase the shares for his own account for investment and an agreement not to distribute or sell such shares in violation of the registration provisions of applicable securities laws. If such representation and agreement are required to be delivered, an appropriate legend may be placed upon each certificate delivered to the optionee upon his exercise of part or all of the option and a stop transfer order may be placed with the transfer agent.

                      c. Each option shall also be subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing,registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or

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approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

                      d. If the Committee shall determine it necessary or desirable for any reason, an option shall provide that it is contemplated that the shares acquired through the exercise of the option will not be registered under applicable federal and state securities laws and that such shares cannot be resold unless they are registered under such laws or unless an exemption from registration is available, and the certificate for any such shares issued upon the exercise of the option shall bear a legend making appropriate reference to such provisions.

                7. Termination of Employment-Exercise Thereafter.

                      a. If the employment or tenure as a director of any optionee with the Company is terminated for any reason other than death, permanent disability, retirement or cause, such optionee's option, to the extent the option is exercisable at the date of termination, shall expire thirty days after the termination of employment or directorship (or upon the scheduled termination of the option, if earlier), and all rights to purchase shares pursuant thereto shall terminate at such time.Temporary absence from employment because of illness, vacation, approved leave of absence, or transfer of employment shall not be considered to terminate employment or to interrupt continuous employment.

                      b. In the event of termination of employment or directorship because of death or permanent disability (within the meaning of Section 22(e)(3)of the Code), the option may be exercised in full,unless otherwise provided at the time of grant,without regard to any installments established under paragraph 5 hereof, by the optionee or, if he is not living, by his heirs, legatees, or legal representative or alternate payee under a qualified domestic relations order, as the case may be,during its specified term prior to one year after the date of death or permanent disability. In the event of termination of employment or directorship because of retirement, the option may be exercised by the optionee (or, if he dies within three months after such termination, by his heirs, legatees,legal representative or alternate payee under a qualified domestic relations order, as the case maybe), at any time during its specified term prior to three months after the date of such termination,but only to the extent the option was exercisable at the date of such termination.

                      c. If an optionee is discharged for cause, his option shall expire forthwith and all rights to purchase shares under it shall terminate immediately. For this purpose, "discharge for cause" means a discharge on account of dishonesty, disloyalty or insubordination.

                      d. Notwithstanding the foregoing provisions of this paragraph 7, the Committee may in the grant of any option make other and different provisions with respect to its exercise after the optionee's termination of employment or directorship.

               8. Non-Transferability of Options. No option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified

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domestic relations order, and each option shall be exercisable during any optionee's lifetime only by the optionee or optionee's legal representative.

                9. Adjustment.

                      a. In the event that the Company's outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Replacement Plan and to options under the Replacement Plan shall be proportionately adjusted.

                      b. In case of any capital reorganization, or of any reclassification of the common stock or in case of the consolidation of the Company with or the merger of the Company with or into any other corporation(other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of outstanding shares of common stock) or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, the Company, or the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, shall determine that upon exercise of options granted under the Replacement Plan after such capital reorganization, reclassification,consolidation, merger or sale thereon shall be issuable upon exercise of an option a kind and amount of shares of stock or other securities or property (which may, as an example, be a fixed amount of cash equal to the consideration paid to stockholders of the Company for shares transferred or sold by them) which the holders of the common stock (immediately prior to the time of such capital reorganization, reclassification,consolidation, merger or sale) are entitled to receive in such transaction as in the judgment of the Committee is required to compensate equitably for the effect of such event upon the exercise rights of the optionees. The above provisions of this paragraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and sales.

                      c. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted.

               10. Amendment of Replacement Plan. The Board of Directors may amend or discontinue the Replacement Plan at any time. However, no such amendment or discontinuance shall (a) change or impair any option previously granted without the consent of the optionee, (b) increase the maximum number of shares which may be purchased by all optionees or any one optionee, (c) change the minimum purchase price, (d) change the limitations on the option period or increase the time limitations on the grant of options, or (e) permit the granting of options to members of the Committee.

               11. Effective Date. The Replacement Plan has been adopted and authorized by the Board of Directors for submission to the stockholders of the Company. If the Replacement Plan is approved by the affirmative vote of the holders of a majority of the outstanding voting stock of the Company at a duly held stockholders' meeting, it shall be deemed to have become effective on March 12, 1996, the date of adoption by the Board of Directors.

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Options may be granted under the Replacement Plan before its approval by the stockholders, but subject to such approval, and in each such case the date of grant shall be determined without reference to the date of the approval of the Replacement Plan by stockholders.

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